EXPENSE LIMITATION AGREEMENT

                         STRALEM & COMPANY INCORPORATED
                               645 MADISON AVENUE
                            NEW YORK, NEW YORK 10022

                                                                  March 31, 2009

STRALEM FUND
645 Madison Avenue
New York, New York 10022

Dear Sirs:

      Stralem & Company Incorporated confirms our agreement with you as follows:

      1.  You  are  an  open-end,   diversified  management  investment  company
registered under the Investment Company Act of 1940 (the "Act") and are authorized to issue shares of separate series (funds), with each fund having its own investment objective, policies and restrictions. You are engaged in the business of investing and reinvesting the assets of each of your funds in accordance with applicable limitations. Pursuant to an Investment Advisory Agreement dated as of September 12, 2005 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of the assets of the fund listed on Appendix A to this Agreement (the "Fund").

      2. We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall limit as provided herein the aggregate ordinary operating expenses incurred by the Fund by the amount of fees ("Advisory Fees") payable to us under the Advisory Agreement (the "Limitation"). Under the Limitation, we agree that, for the one year period, beginning on the operational date of the Adviser Class of shares (subject to Section 4), such expenses shall not exceed a percentage (the "Percentage Expense Limitations") of the average daily net assets of the Fund, see Appendix A. To determine our liability for the applicable expenses in excess


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of   the   Percentage   Expense    Limitations,    the   amount   of   allowable
fiscal-year-to-date expenses shall be computed daily by prorating the Percentage Expense Limitations based on the number of days elapsed within the fiscal year of the Fund, or limitation period, if shorter the ("Prorated Limitation"). The Prorated Limitation shall be compared to the expenses of the applicable Class of the Fund recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the "Allowable Expenses"). If Advisory Fees and other expenses of the Fund for the current day exceed the Allowable Expenses, Advisory Fees for the current day shall be reduced by such excess ("Unaccrued Fees"). In the event such excess exceeds the amount due as Advisory Fees, we shall be responsible to the Fund to pay or absorb the additional excess ("Other Expenses Exceeding Limit"). If there are cumulative Unaccrued Fees or cumulative Other Expenses Exceeding the Limit, these amounts shall be repaid to us by you subject to the following conditions: (1) no such payment shall be made to us with respect to Unaccrued Fees or Other Expenses Exceeding Limit that arose more than three years prior to the proposed date of payment, and (2) such payment shall be made only to the extent that it does not cause the Fund's aggregate expenses, on an annualized basis, to exceed the Percentage Expense Limitation.

      3. Nothing in this Agreement shall be construed as preventing us from voluntarily limiting, waiving or reimbursing your expenses outside the contours of this Agreement during any time period.

      4. This Agreement shall become effective on the operational date of the Adviser Class shares and supercedes any expense limitation agreement previously entered into with respect to the Fund and its classes of shares. This Agreement will terminate automatically if, as and when we cease to serve as investment adviser of the Fund. Upon the termination or expiration of this Agreement, we shall have no claim against you for any amounts not reimbursed to us pursuant to the provisions of paragraph 2.

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      5.  This  Agreement  shall be  construed  in  accordance  with the laws of
Delaware, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

      If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                 Very truly yours,

                                 STRALEM & COMPANY INCORPORATED

                                 By:  /s/ Philippe E. Baumann
                                     -------------------------------------------

Agreed to and accepted as of
the date first set forth above.

STRALEM FUND

By:  /s/ Philippe E. Baumann
    -----------------------------


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                                   APPENDIX A

Fund Name                        Institutional Class     Adviser Class
----------------------------     -------------------     -------------
Stralem Equity Fund                     1.50%                 1.75%